EXHIBIT 23.1

                              Consent of KPMG LLP

We consent to the use of our audit report dated February 2, 2001, relating to the consolidated balance sheets of PepsiCo, Inc. and Subsidiaries as of December 30, 2000 and December 25, 1999 and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 30, 2000, incorporated herein by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to The Quaker 401(k) Plan for Salaried Employees and The Quaker 401(k) Plan for Hourly Employees.

/s/ KPMG LLP
New York, New York
August 3, 2001